Exhibit 10.27
SEPARATION AGREEMENT
          1. Andre Decarie (“Decarie”) is an employee of Lifecore Biomedical, Inc. (“Lifecore”), who is hereby separating from his employment with Lifecore.
          2. Upon Decarie’s execution of this Separation Agreement (“Agreement”), Lifecore will:
               a. continue to pay Decarie his current base salary (less all customary withholding and deductions) and to provide Decarie’s current benefits through July 1, 2005;
               b. provided that Decarie executes the General Release attached as Exhibit A on or after July 1, 2005 and does not rescind it,
                    i. pay Decarie his current base salary (less all customary withholding and deductions) for an additional period of twelve months, through June 30, 2006; and
                    ii. pay the expense of Decarie’s COBRA continuation health coverage through June 30, 2006, except that Decarie will make a monthly payment equal to his current monthly contribution for health coverage.
          3. Decarie acknowledges that he has no further claim to any other items of compensation or benefits not specifically described in paragraph 2. Decarie further acknowledges that he was not otherwise entitled to the payments and benefits described in paragraph 2, that they are being provided in exchange for his execution of this Agreement, and that they are conditioned upon his good-faith and diligent execution of his job responsibilities through July 1, 2005.
          4. For the consideration expressed herein, Decarie hereby releases and discharges Lifecore and its officers, employees, agents, insurers, representatives, shareholders, directors,

successors and/or assigns from all liability for damages or claims of any kind and agrees not to institute any action against Lifecore for any such claims including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01 et seq.; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; Title VII of the Civil Rights Act, 42 U.S.C. §§ 2000e et seq.; or the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq.; and any other statutory, contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Decarie’s employment with Lifecore and/or the cessation of Decarie’s employment with Lifecore. Decarie and Lifecore agree that, by signing this Agreement, Decarie does not waive any claims arising after the execution of this Agreement.
          5. Decarie is hereby informed of his right to rescind this Agreement as far as it extends to potential claims under Minn. Stat. §§ 363A.01 et seq. by written notice to Lifecore within fifteen (15) calendar days following the execution of this Agreement. To be effective, such written notice must either be delivered by hand or sent by certified mail, return receipt requested, addressed to David M. Noel, Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, MN 55318-3051, delivered or post-marked within such fifteen (15) day period. Decarie understands that Lifecore will have no obligations under this Agreement in the event such notice is timely delivered, and that any payments already made pursuant to paragraph 2 shall be immediately repaid to Lifecore.
          6. Decarie is hereby informed of his right to revoke this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. by written notice to Lifecore within seven (7) calendar days following the execution of this Agreement. Decarie understands that Lifecore will have no obligations under this Agreement in the event such notice is timely delivered, and that any payments already made pursuant to paragraph 2 shall be immediately repaid to Lifecore.

          7. Decarie is also hereby informed that the terms of this Agreement shall be open for acceptance for a period of twenty-one (21) days.
          8. Decarie agrees that he will refrain from making any statements, whether written or oral, which are disparaging of Lifecore, its products, directors, officers, employees, agents, or representatives. Lifecore agrees that it will refrain from making any statements, whether written or oral, which are disparaging of Decarie.
          9. Decarie agrees to keep the terms of this Agreement completely confidential, and not to disclose any information concerning the terms of this Agreement to anyone, with the sole exception of his attorneys, tax advisors, and taxing authorities or as may otherwise be required by law.
          10. Decarie represents and agrees that he has hereby been advised of his right to discuss any and all aspects of this matter with an attorney, that the provisions set forth in this Agreement are written in language understandable to him, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.
          11. Decarie represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against Lifecore, or any portion thereof or interest therein.
          12. Decarie represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by Lifecore, or by any of its agents, representatives or attorneys, with regard to the subject matter, basis, or effect of this Agreement or otherwise.

          13. This Agreement shall be binding upon Decarie and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Lifecore, and to its representatives, transferees, successors and assigns.
          14. This Agreement is made and entered into in the State of Minnesota and shall in all respects be interpreted, enforced, and governed by the laws of the State of Minnesota. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
          15. Should any provision of this Agreement be declared to be or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and the said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
          16. This Agreement sets forth the entire agreement between the parties hereto, and it fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

Dated: 5/10/05	/s/ ANDRE DECARIE

Andre Decarie

Dated: 4/29/05	Lifecore Biomedical, Inc.

	By	/s/ DENNIS J. ALLINGHAM

	Its	President and CEO

EXHIBIT A
GENERAL RELEASE
     In exchange for the payment by Lifecore Biomedical, Inc. (“Lifecore”) to Andre Decarie (“Decarie”) with respect to this General Release (“Release”) in Section 2(b) of the Separation Agreement (“Agreement”) entered into by and between Decarie and Lifecore, Decarie hereby fully and completely releases and waives any and all claims, complaints, causes of action and demands of whatever kind which he has or may have against Lifecore, its employees, agents, representatives, successors and assigns, arising from or relating to any conduct, action, decision or event occurring on or prior to the date of this Release. This release includes but is not limited to any and all claims, complaints, causes of action or demands which he has or may have against the above-referenced released parties relating in any way to Lifecore’s hiring of Decarie, Decarie’s employment with Lifecore, or the termination of Decarie’s employment with Lifecore, whether based on or arising under the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq.; the Americans With Disabilities Act, 42 U.S.C. §§ 12101, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621,et seq.; or any other statutory, common law or equitable theories of recovery, including those in contract, quasi contract or tort, whether known or unknown, developed or undeveloped. It is understood and agreed that Decarie has already executed a release covering and discharging all claims that existed or may have existed at the time he executed the Agreement. This Release covers and discharges only any claims that have accrued or may have accrued in the interim since Decarie’s execution of the Agreement.
     RIGHT TO RESCIND. Decarie has a right to rescind this Release with respect to potential claims under the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq., by providing written notice to Lifecore within fifteen (15) calendar days following his execution of this Release. To be effective, the rescission must be in writing and delivered to Lifecore either by hand or by mail within the fifteen (15) day period. If delivered by mail, the rescission must be: (1) postmarked within the fifteen (15) day period; (2) properly addressed to David M. Noel, Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, MN 55318-3051; and (3) sent by certified mail, return receipt requested. In the event of such a rescission, all of Lifecore’s remaining obligations under the Agreement shall be null and void, but the termination of Decarie’s employment shall be unaffected.
     Similarly, Decarie has a right to rescind this Release with respect to potential claims under the Age Discrimination Act, 29 U.S.C. §§ 621, et seq., by providing written notice to Lifecore within seven (7) calendar days following his execution of this Release. To be effective, the rescission must be in writing and delivered to Lifecore either by hand or by mail within the seven (7) day period. If delivered by mail, the rescission must be: (1) postmarked within the seven (7) day period; (2) properly addressed to David M. Noel, Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, MN 55318-3051; and (3) sent by certified mail, return receipt requested. In the event of such a rescission, all of Lifecore’s remaining obligations under the Agreement shall be null and void, but the termination of Decarie’s partnership shall be unaffected.

     ACKNOWLEDGMENT. Lifecore and Decarie acknowledge and agree that the terms of this Release shall be open for acceptance by Decarie for a period of twenty-one (21) days from the date he first received a copy of this Release. Decarie hereby acknowledges and affirms that he has read the foregoing Release and fully appreciates the meaning of the terms of this Release and their effect, that he was advised to consult with an attorney prior to executing this Release, and that he enters into this Release freely and voluntarily.

Andre Decarie